Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK PROVIDES SECOND UPDATE ON IMPACT FROM HURRICANE IRMA

BETHESDA, MD, September 19, 2017 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today provided an additional update on the impact of Hurricane Irma on its hotels.

“Our thoughts and prayers remain with the many people affected by both Hurricane Harvey and Hurricane Irma,” commented Mark W. Brugger, President and Chief Executive Officer of DiamondRock. “I am incredibly proud of our dedicated hotel managers and associates at our hotels in St. Thomas and Florida, who have responded with exceptional professionalism and personal bravery in the face of a historic and devastating hurricane. Our assessment of the financial impact and remediation action plans at our hotels, particularly Frenchman’s Reef, will be completed over the coming weeks and we will update our investors as we learn more.”

The Frenchman’s Reef & Morning Star Marriott Beach Resort, (“Frenchman’s Reef”) located in St. Thomas, sustained significant wind and water-related damage from Hurricane Irma.  Frenchman’s Reef is currently closed, and the Company has a team of structural engineers and other experts on-site assessing the damage and the optimal remediation strategy in order to restore operations.  Based on current information, the Company expects that Frenchman’s Reef will remain closed for an extended period of time, and in all events through the end of 2017. Additionally, the Company is closely monitoring Hurricane Maria, which could potentially impact St. Thomas.

The Westin Fort Lauderdale Beach Resort closed on September 7th following a mandatory evacuation order and reopened to the public on September 12th. This hotel sustained very little storm-related damage and the Company does not expect a material impact on its operations.

As previously disclosed the Sheraton Suites Key West and the Inn at Key West closed on September 6th in compliance with a mandatory evacuation order.  The Company is working closely with its hotel management teams to evaluate the full extent of storm-related damage at both properties.  The Sheraton Suites Key West re-opened with limited operations on Saturday, September 16th. The Company currently expects the hotel to fully reopen in the coming weeks.

The Inn at Key West remains closed as the Company continues to evaluate the extent of property damage. The Company expects the hotel to remain closed until the necessary remediation activities have been completed.

The Renaissance Charleston Historic District remained open throughout the storm and sustained very little storm-related damage.

The Company is still assessing the impact of Hurricane Irma and expects to report on full-year 2017 guidance during its third quarter earnings call.  The Company’s full year 2017 guidance includes $3.0 million of Adjusted EBITDA and $2.7 million of Adjusted Funds from Operations (“FFO”) from Frenchman’s Reef for the period from September 1, 2017 to December 31, 2017.

As previously disclosed, the Company is insured with property, casualty, flood and business interruption insurance at all of its hotels. Frenchman’s Reef is subject to a $6.5 million insurance deductible for named windstorms.  The Inn at Key West is subject to a $0.9 million insurance deductible for named windstorms.  Subject to applicable deductibles and limits, the Company anticipates coverage of losses from both property damage and business interruption. The Company expects to exclude any property damage losses, to the extent not covered by insurance, from its Adjusted EBITDA and Adjusted FFO.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 28 premium quality hotels with over 9,600 rooms. The Company has strategically positioned its hotels to be operated both under leading global brands such as Hilton and Marriott as well as boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made, including statements related to the expected duration of closure of Frenchman’s Reef and the Inn at Key West and anticipated insurance coverage. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.  Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The following table is a reconciliation of GAAP net income to Adjusted EBITDA and Adjusted FFO with respect to the Company’s above assumptions relating to Frenchman’s Reef (unaudited, in millions):

Frenchman’s Reef & Morning Star Marriott

From September 1, 2017 to December 31, 2017

Net income	$1.1
Income tax expense	0.3
Depreciation expense	1.6
Adjusted EBITDA	$3.0
Income tax expense	(0.3)
Adjusted FFO	$2.7